As filed with the Securities and Exchange Commission on May 1, 1995

                                                      Registration No. 33-



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                               CHAMPION ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

              Michigan                                    38-2743168
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                Identification No.)


        2701 University Drive, Suite 320, Auburn Hills, Michigan 48326
            (Address of principal executive offices)     (zip code)

                     1995 Stock Option and Incentive Plan
              1995 Stock Retainer Plan for Non-employee Directors
                  Nineteen Individual Stock Option Agreements
                           (Full title of the Plan)


                             LOUIS M. BALIUS, ESQ.
                 Vice President-Secretary and General Counsel
                          Champion Enterprises, Inc.
                       2701 University Drive, Suite 320
                         Auburn Hills, Michigan 48326
                    (Name and address of agent for service)

         Telephone number, including area code, of agent for service:
                                 (810)340-9090

                                  Copies to:

                              D. RICHARD MCDONALD
                              Dykema Gossett PLLC
                     1577 North Woodward Avenue, Suite 300
                       Bloomfield Hills, Michigan  48304

                           CALCULATION OF REGISTRATION FEE


                                          Proposed Maximum   Proposed Maximum     Amount of
    Title of Securities    Amount to be       Offering          Aggregate        Registration
     to be Registered       Registered    Price per Share*    Offering Price*        Fee


      Common Stock,          907,500           $28.50          $25,863,750        $8,918.52
     $1.00 par value

   *Estimated solely for purposes of computing the Registration Fee, at $28.50 per share, the average price for shares of the Common Stock on April 27, 1995, as reported on the American
    Stock Exchange, pursuant to Rule 457(h).


PROSPECTUS

                          CHAMPION ENTERPRISES, INC.

                                   Suite 320
                             2701 University Drive
                         Auburn Hills, Michigan 48326
                                 (810)340-9090


                         22,500 Shares of Common Stock

                                 $1 par value



    The 22,500 shares of Common Stock of Champion Enterprises, Inc. (the "Company" or "CEI") offered by this Prospectus are outstanding shares of Common Stock or shares of Common Stock which may be issued upon the exercise of outstanding stock options, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales.

    The Common Stock is traded on the American Stock Exchange. As of May 2, 1995, the Common Stock will be traded on the New York Stock Exchange and will cease to trade on the American Stock Exchange. On April 27, 1995, the closing sale price for the Common Stock as traded on the American Stock Exchange was $28.875, as reported in The Wall Street Journal.



                       This offering is not underwritten


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                  The date of this Prospectus is May 1, 1995

                            ADDITIONAL INFORMATION

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. This Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

    Champion Enterprises, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 75 Park Place, 14th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company's Common Stock is traded principally on the American Stock Exchange. As of May 2, 1995, the Common Stock will be traded on the New York Stock Exchange and will cease to trade on the American Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the Exchange.


                          INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph
         (a) above, as follows: the Company's Current Reports on Form 8-K dated January 6, 1995 and February 3, 1995 (as amended April 19,
         1995).

    (c) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Louis M. Balius, Vice President-Secretary and General Counsel, Champion Enterprises, Inc., 2701 University Drive, Suite 320, Auburn Hills, Michigan 48326,
(810)340-9090.


                             PLAN OF DISTRIBUTION


    The 22,500 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares have been or will be issued to the Selling Shareholders pursuant to certain Nonqualified Stock Option Agreements.

    The shares offered by the Selling Shareholders may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold
pursuant to Rule 144 may be deemed to be restricted securities.   The Selling
Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be in the quantities, at the time, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

    Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder, and any expenses incurred by any Selling Shareholder in connection with the offering made hereby, will be borne by the Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder.




                             SELLING SHAREHOLDERS

    Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries and any during the past three years, the number of shares of common stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering.

                                                         Shares of CEI Common Stock

                         Present Positions, Offices                            Percent
                         or Relationships with CEI    Owned as of    Offered   of Class
                         and its Subsidiaries and     Date of this   by this    After
   Name and Address      Any During the Past 3 Years   Prospectus   Prospectus Offering


Terrell R. Bridges (f1)  President                        4,000        4,000      *
                         Chandeleur Homes, Inc.

John J. McKone (f1)      Vice President-Asst. Treasurer   4,000        4,000      *
                         and Asst. Secretary
                         Chandeleur Homes, Inc.

David M. Bridges (f1)    District Salesman                1,000        1,000      *
                         Chandeleur Homes, Inc.

Samuel B. Bridges (f1)   District Salesman                1,000        1,000      *
                         Chandeleur Homes, Inc.

Bruce Thompson (f1)      District Salesman                  500          500      *
                         Chandeleur Homes, Inc.

Sarah Clegg (f2)         Assistant Secretary              1,000        1,000      *
                         Crest Ridge Homes, Inc.

Alan Robinson (f2)       Vice President                   1,000        1,000      *
                         Production
                         Crest Ridge Homes, Inc.

William Garrett (f2)     Vice President                   1,000        1,000      *
                         Purchasing and
                         Assistant Secretary
                         Crest Ridge Homes, Inc.

Garland Gandy (f2)       Vice President Sales             1,000        1,000      *
                         and Assistant Secretary
                         Crest Ridge Homes, Inc.

John E. Drake (f2)       President                        3,000        3,000      *
                         Crest Ridge Homes, Inc.

Michael Barker (f3)      President                        5,000        5,000      *
                         Moduline International, Inc.

* Less than 1%
(f1)  Address is 240 Benson Road, Boaz, Alabama 35957
(f2)  Address is 1000 Industrial Boulevard, Breckenridge, Texas 76424
(f3)  Address is P.O. Box 3000, Lacey, Washington 98503




                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Detroit, Michigan.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation by Reference.

    The following documents filed by Champion Enterprises (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (b) The Company's Current Reports on Form 8-K, dated January 6, 1995 and February 3, 1995 (as amended April 19, 1995).

    (c) Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, Number 1-9751.

    All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the common stock covered by this Registration Statement shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4.  Description of Securities.

    The description of securities being offered is set forth in Item 3(c).

Item 5.  Interests of Named Experts and Counsel.


                                 LEGAL COUNSEL

    The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Bloomfield Hills, Michigan.


                                    EXPERTS

    The consolidated financial statements and financial statement schedules of the Company and its subsidiaries incorporated by reference in this Registration Statement have been examined by Price Waterhouse LLP, independent public accountants, whose report thereon is contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994, and has been incorporated herein by reference in reliance upon such report of Price Waterhouse LLP given upon their authority as experts in accounting and auditing.


Item 6.  Indemnification of Directors and Officers.

    Michigan Business Corporation Act

    The Company is organized under the Michigan Business Corporation Act (the "Michigan Act") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

    The Michigan Act also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.

    The Michigan Act also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

    Bylaws of the Registrant

    The Company's Bylaws generally require the Registrant to indemnify officers and directors to the fullest extent legally possible under the Michigan Act and provide that similar indemnification may be afforded employees and agents.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The following exhibits are filed with this Registration Statement:

         5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

        10.1  1995 Stock Option and Incentive Plan.

        10.2  1995 Stock Retainer Plan for Non-employee Directors.

        10.3 Non-Qualified Stock Option Agreement, dated April 27, 1990, between the Registrant and Walter R. Young, Jr., filed as Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 2, 1990 and incorporated herein by reference.

        10.4 Non-Qualified Stock Option Agreements, dated April 18, 1994, between the Registrant and A. Jacqueline Dout, filed as Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

        10.5 Nonqualified Stock Option Agreement, dated July 6, 1992, between the Registrant and James M. Gurch, filed as Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended January 1, 1993, and incorporated herein by reference.

        10.6 Nonqualified Stock Option Agreements, dated April 14, 1995, between the Registrant and Thomas G. Parrish.

        10.7 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and Brian J. Lapelle.

        10.8 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and Duane L. Rheinheimer.

        10.9 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and David E. Ganger.

        10.10 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and William L. Wozniki.

        10.11 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Terrell R. Bridges.

        10.12 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and John J. McKone.

        10.13 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and David M. Bridges.

        10.14 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Samuel B. Bridges.

        10.15 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Bruce Thompson.

        10.16 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Sarah Clegg.

        10.17 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Alan Robinson.

        10.18 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and William Garrett.

        10.19 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Garland Gandy.

        10.20 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and John E. Drake.

        10.21 Nonqualified Stock Option Agreement, dated January 20, 1995, between the Registrant and Michael Barker.

        24.1  Consent of Price Waterhouse

        24.2  Consent of Dykema Gossett PLLC (contained in Exhibit 5)

        25    Power of Attorney (see "Signatures")


Item 9.  Undertakings.


    (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs
(1)(i) and (1)(ii) do not apply if this registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on May 1, 1995.


                                  CHAMPION ENTERPRISES, INC.



                                  By: /s/ WALTER R. YOUNG, JR.
                                     Walter R. Young, Jr.
                                     Chairman of the Board of Directors,
                                     President and Chief Executive Officer




                               POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints Walter R. Young, Jr., A. Jacqueline Dout and Louis M. Balius and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 1, 1995.



                                       Title

/s/ WALTER R. YOUNG, JR.
Walter R. Young, Jr.                   Chairman of the Board of Directors,
                                       President and Chief Executive Officer


/s/ A. JACQUELINE DOUT
A. Jacqueline Dout                     Executive Vice President-Treasurer
                                       and Chief Financial Officer

/s/ J. CRAIG WILES
J. Craig Wiles                         Assistant Treasurer and Controller
                                       (Principal Accounting Officer)


/s/ ROBERT W. ANESTIS
Robert W. Anestis                      Director



/s/ SELWYN ISAKOW
Selwyn Isakow                          Director


/s/ GEORGE R. MRKONIC
George R. Mrkonic                      Director


/s/ JOHNSON S. SAVARY
Johnson S. Savary                      Director


/s/ CARL L. VALDISERRI
Carl L. Valdiserri                     Director

                               INDEX TO EXHIBITS




       Exhibit
       Number           Exhibits


         5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder

        10.1  1995 Stock Option and Incentive Plan.

        10.2  1995 Stock Retainer Plan for Non-employee Directors.

        10.3 Non-Qualified Stock Option Agreement, dated April 27, 1990, between the Registrant and Walter R. Young, Jr., filed as Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 2, 1990 and incorporated herein by reference.

        10.4 Non-Qualified Stock Option Agreements, dated April 18, 1994, between the Registrant and A. Jacqueline Dout, filed as Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

        10.5 Nonqualified Stock Option Agreement, dated July 6, 1992, between the Registrant and James M. Gurch, filed as Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended January 1, 1993, and incorporated herein by reference.

        10.6 Nonqualified Stock Option Agreements, dated April 14, 1995, between the Registrant and Thomas G. Parrish
              Parrish.

        10.7 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and Brian J. Lapelle.

        10.8 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and Duane L. Rheinheimer.

        10.9 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and David E. Ganger.

        10.10 Nonqualified Stock Option Agreement, dated March 10, 1994, between the Registrant and William L. Wozniki.

        10.11 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Terrell R. Bridges.

        10.12 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and John J. McKone.

        10.13 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and David M. Bridges.

        10.14 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Samuel B. Bridges.

        10.15 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Bruce Thompson.

        10.16 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Sarah Clegg.

        10.17 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Alan Robinson.

        10.18 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and William Garrett.

        10.19 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and Garland Gandy.

        10.20 Nonqualified Stock Option Agreement, dated February 3, 1995, between the Registrant and John E. Drake.

        10.21 Nonqualified Stock Option Agreement, dated January 20, 1995, between the Registrant and Michael Barker.

         24.1   Consent of Price Waterhouse LLP

         24.2   Consent of Dykema Gossett PLLC (contained in Exhibit 5)

         25     Power of Attorney (see "Signatures")